Tonix Pharmaceuticals Holding Corp. 10-K

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Tonix Pharmaceuticals Holding Corp. on Form S-1 (Nos. 333-220749, 333-227967, and 333-220749), Form S-3 (Nos. 333-197824 and 333-224586) and Form S-8 (Nos. 333-219928, 333-212300 and 333-202006, and 333-226776) of our report dated March 18, 2019, on our audit of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 18, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

March 18, 2019